Sub-Item 77C: Submission of matters to a vote of security holders
At a special meeting of shareholders, held on May 31, 2001, the following individuals were elected as directors of the registrant:
Allen R. Freedman, Dr. Robert M. Gavin, Jean L. King, Phillip O.
Peterson, Robb L. Prince, Leonard J. Santow, Noel F. Schenker, Dr.
Lemma W. Senbet and Joseph M. Wikler. Greater than 97% of the registrant's outstanding shares, voting at the meeting, were voted affirmatively for each of the directors elected at this meeting.
David M. Znamierowski was elected as a director of the registrant at a meeting of the registrant's Board of Directors held on June 20,
2001.
At the same special meeting of shareholders, shareholders approved the following proposals:
To approve a definitive investment management agreement for each portfolio of the registrant with Hartford Investment Financial
Services Company.  Ninety-five percent of the outstanding shares of each portfolio of the registrant, voting at the meeting, voted FOR
the proposal.   Between 50% and 62% of the outstanding shares of each
portfolio were present at the meeting.
To approve a definitive sub-advisory agreement for High Yield
Portfolio, a portfolio of the registrant, with Hartford Investment Management Company. Ninety-five percent of the outstanding shares of the portfolio, voting at the meeting, voted FOR the proposal.
Sixty-two percent of the outstanding shares of the portfolio were present at the meeting.
To approve a definitive sub-advisory agreement for Asset Allocation Portfolio and Capital Appreciation Portfolio, each a portfolio of the registrant, with Wellington Management Company, LLP. Greater than
94% of the outstanding shares of each portfolio, voting at the meeting, voted FOR the proposal. Between 50% and 53% of the outstanding shares of each portfolio were present at the meeting.
At an adjourned meeting of this same special meeting of shareholders, held on June 21, 2001, shareholders approved the following proposal:
To approve the reorganization of each portfolio of the registrant from a series of a Minnesota Corporation to a series of a Maryland corporation. The shareholders of each portfolio and class of the registrant, individually, approved the proposal at rates ranging between 51% and 95% of the registrant's outstanding shares.